Exhibit 23.1

                    CONSENT OF INDEPENDENT AUDITORS




American Champion Entertainment, Inc.:

We consent to the incorporation by reference in Registration Statement Numbers 333-60511, 333-67879, 333-72253, 333-82963, 333-90459 and 333-30626 on Forms
S-3 and Registration Statement Numbers 333-60107, 333-80269, 333-95435 and 333-96419 (American Champion Entertainment, Inc. 1997 Stock Plan and 1997 Non-Employee Directors Stock Option Plan of American Champion Entertainment, Inc.) on Forms S-8 of our report dated January 27, 2000 appearing in and incorporated by reference in this 10-KSB of American Champion Entertainment, Inc. for the year ended December 31, 1999.


/s/ Moss Adams LLP
    Moss Adams LLP

San Francisco, California
March 27, 2000